Exhibit 99.1
Consent of Frits van Paasschen
I hereby consent to being named as a person who will be appointed as Chief Executive Officer and President, and as a member of the board of directors, of Starwood Hotels & Resorts Worldwide, Inc. (the “Company”), as contemplated in the Company’s Registration Statement on Form S-3 (including the information incorporated by reference therein), filed by the Company with the Securities and Exchange Commission on September 6, 2007, as the same may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.
Dated: September 6, 2007

/s/ Frits van Paasschen
Frits van Paasschen